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                            PARTNERSHIP AGREEMENT OF

                            FAIRPORT ASSOCIATES, L.P.










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                        LIMITED PARTNERSHIP AGREEMENT OF

                            FAIRPORT ASSOCIATES, L.P.

     This Limited Partnership Agreement (this "Agreement") is entered into as of January 8, 2003, between CIF-Fairport Associates, LLC, a Delaware limited liability company (the "Developer Partner"), and Kimco Preferred Investor III, Inc., a Delaware corporation (the "Preferred Partner").

                                    ARTICLE 1

                                   DEFINITIONS

     Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

          "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

          "Additional Capital Contribution" has the meaning assigned to such term in Section 6.2.

          "Additional Capital Contribution Balance" means, for each Partner, the cumulative Additional Capital Contributions of that Partner less the cumulative distributions to that Partner in return thereof pursuant to Section 8.2(d).

          "Additional Capital Contribution Preferred Return Balance" means, for each Partner, the cumulative accrued Preferred Return of that Partner on its Additional Capital Contribution Balance less all amounts distributed by the Partnership to that Partner in payment thereof pursuant to Sections 8.1(b) and 8.2(c).

          "Adjusted Capital Account Deficit" means, with respect to any Partner for any taxable year or other period, the deficit balance, if any, in such Partner's Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

               (a) Credit to such Capital Account any amounts that such Partner is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Regulation Section 1.704-2(g)(1) and in Regulation
Section 1.704-2(i)(5); and

               (b) Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

          "Affiliate" means, with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common

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control with the Person in question. The term "control" as used in the preceding sentence means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 5% of the voting rights attributable to the shares of the controlled corporation, and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

          "Approved Loans" shall mean loans made to the Partnership or the Property Partnerships which are approved in writing by the Preferred Partner. The Mortgage Loan shall be an Approved Loan.

          "Bankruptcy" means, with respect to a Person, the occurrence of (1) an assignment by the Person for the benefit of creditors; (2) the filing by the Person of a voluntary petition in bankruptcy; (3) the entry of a judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of an order for relief in any bankruptcy or insolvency proceeding; (4) the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; (6) the consent or acquiescence of the Person to the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or (7) any other event which would cause the Person to cease to be a Partner of a limited liability Partnership under Section 18-304 of the Act.

          "Business Day" means any day other than Saturday, Sunday, or other day on which commercial banks in New York are authorized or required to close under the laws of the State of New York.

          "Capital Account" shall have the meaning set forth in Section 9.1.

          "Capital Contribution" means, with respect to each Partner, the amount of (a) cash and the initial Gross Asset Value of any property (net of liabilities assumed by the Partnership resulting from such contribution and liabilities to which the property is subject) contributed to the Partnership by that Partner plus (b) with the Preferred Partner's written consent, the amount of such Partner's payments made to creditors of the Property Partnerships after the date hereof with respect to the Property Partnerships' obligations(until such amount is reimbursed to such Partner).

          "Capital Proceeds" means funds of the Partnership or the Property Partnerships arising from a Capital Transaction,

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less (a) the actual costs incurred by the Partnership or the Property
Partnerships with third parties in consummating the Capital Transaction, (b) the amount of any Approved Loan repaid from such funds, and (c) reserves approved by the Partners in amounts reasonably estimated to be required to pay Partnership or Property Partnerships' expenses.

          "Capital Sharing Ratios" means the percentages in which the Partners participate in, and bear, certain Partnership items specified in this Agreement. The initial Capital Sharing Ratios of the Partners are as follows:

                       Developer Partner     35.8%
                       Preferred Partner     64.2%

          The above Capital Sharing Ratios are based on the acquisition of solely the Fairview Parcel. It is contemplated that after the acquisition of all of the Projects that the initial Capital Sharing Ratios of the Partners will be as follows:

                       Developer Partner     17.6%
                       Preferred Partner     82.4%

          "Capital Transaction" means the sale, financing, refinancing or similar transaction of or involving any part or all of the Project or the Property Partnership Interests (including condemnation awards, payment of title insurance proceeds or casualty loss insurance proceeds [other than business interruption or rental loss insurance proceeds], to the extent such awards and proceeds are not applied to mortgage indebtedness of the Property Partnerships and not used to repair damage caused by a casualty or taking or in alleviation of any title defect).

          "Certificate" shall mean a certificate of limited partnership dated December 17, 2002 filed pursuant to the Act forming the Partnership.

          "Certificates" means, collectively, the Certificate, the Property LP 1 Certificate, the Property LP 2 Certificate and the Property LP 3 Certificate.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

          "Default Capital Contribution" has the meaning assigned to such term in Section 6.3.

          "Default Capital Contribution Balance" means, for each Partner, the cumulative Default Capital Contributions of that Partner, less the cumulative distributions to that Partner in return thereof pursuant to Section 8.2(b).

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          "Default Capital Contribution Preferred Return Balance" means, for each Partner, the cumulative accrued Default Preferred Return of that Partner less all amounts distributed by the Partnership to that Partner in payment thereof pursuant to Sections 8.1(a) and 8.2(a).

          "Default Loan" has the meaning assigned to such term in Section
6.3(a).

          "Default Preferred Return" means, for each Partner, the cumulative amount that accrues on the balance of its Default Capital Contribution Balance at a rate equal to the greater of (a) 14% per annum and (b) the sum of the Prime Rate plus 5% per annum (in either case, compounded on the last day of each calendar year).

          "Delinquent Partner" has the meaning assigned to such term in Section 6.3(a).

          "Depreciation" means, for each taxable year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Developer Partner, subject to the Preferred Partner's approval. Notwithstanding the foregoing of this definition, if the Company has adopted the "remedial allocation method" described in Section 1.704-3(d) of the Regulations with respect to any asset, Depreciation for such asset shall be determined in accordance with Section 1.704-3(d)(2) of the Regulations, rather than in accordance with the preceding sentence.

          "GAAP" means generally accepted accounting principles, consistently applied.

          "General Partner" means the Partner designated as a General Partner in accordance with this Agreement, until such Person ceases to be the General Partner.

          "Gross Asset Value" has the meaning assigned to it in Section 9.2.

          "Imputed Closing Costs" means an amount that would normally be incurred by the Property Partnerships if the Project

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were sold for an amount specified in Articles 12 or 13 (as applicable), for title insurance premiums, survey costs, brokerage commissions (such commissions not to exceed 1.5% of the purchase price) and other commercially reasonable closing costs.

          "Initial Capital Contributions" mean the initial Capital Contribution made by each Partner as set forth in Section 6.1.

          "Initial Capital Contribution Balance" means, for each Partner, the total Initial Capital Contributions of that Partner, less the cumulative distributions to that Partner in return thereof pursuant to Sections 8.2(f).

          "Initial Capital Contribution Preferred Return Balance" means, for each Partner, the cumulative accrued Preferred Return of that Partner on the balance of its Initial Capital Contribution Balance less all amounts distributed by the Partnership to that Partner in payment thereof pursuant to Sections 8.1(c) and 8.2(e).

          "Interest Rate" means the lesser of (a) the maximum lawful rate or (b) the sum of the Prime Rate and 4% per annum.

          "Lease Parameters" shall mean the lease parameters that the Developer Partner and the Preferred Partner agree upon from time to time in writing.

          "Loyal Plaza Partnership Agreement" means the Amended and Restated Partnership Agreement of Loyal Plaza Associates, L.P. dated as of the date hereof between Kimco Preferred Investor IV Trust and CIF-Loyal Plaza Associates, L.P., as the same may hereafter be amended or restated.

          "Loyal Plaza Preferred Partner" means the Preferred Partner (as defined in the Loyal Plaza Partnership Agreement).

          "Major Decision" has the meaning assigned to such term in Section 4.1(b).

          "Management Agreement" has the meaning assigned to such term in
Section 4.8.

          "Mortgage Loan" means, collectively, Mortgage Loan 1, Mortgage Loan 2 and Mortgage Loan 3.

          "Mortgage Loan 1" shall mean the mortgage loan to be made by General Electric Capital Corporation to Property LP 1 in the principal amount of $6,080,000 to finance the acquisition of the Fairview Project.

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          "Mortgage Loan 2" shall mean the mortgage loan to be made to Property
LP 2 to finance the acquisition of the Newport Parcel.

          "Mortgage Loan 3" shall mean the mortgage loan to be made to Property LP 3 to finance the acquisition of the Halifax Parcel.

          "Net Cash Flow" for any period means Net Operating Income for such period less debt service on Approved Loans actually paid during such period.

          "Net Operating Income" for any period means the amount by which Operating Revenues for such period exceed Operating Expenses for such period.

          "Nonrecourse Deductions" has the meaning set forth in Regulations
Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a given period equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during such period, over the aggregate amount of any distributions during such period of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Regulations Section 1.704-2(c).

          "Nonrecourse Liability" has the meaning set forth in Regulations
Section 1.704-2(b)(3).

          "Operating Budget" means the annual budget, prepared by the General Partner and submitted in writing to the Preferred Partner, and setting forth the estimated capital and operating expenses of the Partnership and of the Property Partnerships for the then current or immediately succeeding calendar year and for each month and each calendar quarter of such calendar year, in such detail as the Preferred Partner shall reasonably require. If (a) the Preferred Partner's Initial Capital Contribution Preferred Return Balance and Default Capital Contribution Preferred Return Balance are not each reduced to Zero Dollars ($0.00) as of the end of any three consecutive calendar quarters (in the year preceding the Operating Budget in question), or (b) a Removal Event has occurred and is continuing, or (c) a proposed operating budget projects an increase of more than ten percent (10%) over operating expenses budgeted in the immediately preceding calendar year, then the General Partner shall be required to obtain the written approval of the Preferred Partner to such Operating Budget, which approval shall not be unreasonably withheld or delayed.

          "Operating Expenses" means, for any period, amounts actually paid by the Partnership and the Property Partnerships for such period (calculated on a cash basis), for operating expenses of the Project, for capital expenditures not


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paid from the Partners' Capital Contributions, for indemnification obligations incurred under Section 4.9 and for reserves actually funded and approved by the Preferred Partner (or permitted under the current Operating Budget). Operating Expenses shall not include debt service on Approved Loans, and any non-cash expenses such as depreciation or amortization.

          "Operating Revenues" means, for any period, the gross receipts of the Partnership and the Property Partnerships (calculated on a cash basis) arising from the ownership and operation of the Project and the Property Partnership Interests during such period, including proceeds of any business interruption insurance maintained by the Partnership or Property Partnerships from time to time, but specifically excluding Capital Proceeds and Capital Contributions.

          "Partner Nonrecourse Debt" means "partner nonrecourse debt" as defined in Regulations Sections 1.704-2(b)(4).

          "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

          "Partner Nonrecourse Deductions" means "partnership nonrecourse deductions" as defined in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

          "Partners" means the Preferred Partner, the Developer Partner, and each Person hereafter admitted as a Partner in the Partnership in accordance with this Agreement, until such Person ceases to be a Partner of the Partnership.

          "Partnership" means Fairport Associates, L.P., a Delaware limited partnership, or any successor thereto.

          "Partnership Interests" means all of the rights and interests of whatsoever nature of the Partners in the Partnership, including without limitation the right to participate in management to the extent herein expressly provided, to receive distributions of funds, and to receive allocations of income, gain, loss, deduction, and credit.

          "Partnership Minimum Gain" means "partnership minimum gain" as defined in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

          "Payment Agreement" means the Payment Agreement dated as of the date hereof among Cedar Income Fund Ltd., Cedar Income Partnership, L.P. and Loyal Plaza Preferred Partner, as the same may be amended from time to time.

          "Person" means an individual or entity.

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          "Preferred Return" means, for each Partner, an amount that accrues at the per annum rate (a) of 12.5% on Capital Contributions (excluding Default Capital Contributions) and (b) equal to the Interest Rate on all Default Capital Contributions. The Preferred Return shall accrue on all Capital Contributions from the date such contributions are made until they are returned to the contributing Partner. The Preferred Return of the Partners shall be cumulative but shall not be compounded.

          "Prime Rate" means, for each calendar month, the highest prime rate reported in the Money Rates column or section of The Wall Street Journal published on the second business day of that month, as having been the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) as of the first calendar day of such month. If The Wall Street Journal ceases publication of the Prime Rate, the "Prime Rate" shall mean the prime rate (or base rate) announced by The Chase Manhattan Bank, N.A., New York, New York (whether or not such rate has actually been charged by such bank). If such bank discontinues the practice of announcing the Prime Rate, the "Prime Rate" shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers.

          "Profits" and "Losses" mean, for each taxable year or other period, an amount equal to the taxable income or loss of the Partnership and the Property Partnerships for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

          1. Any income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

          2. Any expenditures described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section
1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

          3. Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

          4. In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

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          5. Any items which are specially allocated under Section 9.3(c),
9.3(d), or 9.3(e) will not affect calculations of Profits or Losses; and

          6. If the Gross Asset Value of any Partnership asset is adjusted under
Section 9.2(b) or 9.2(c), the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

          "Projects" means, collectively, the land and the improvements located thereon known as (i) Fairview Plaza, located in Fairview Township, York County, Pennsylvania, consisting of approximately 6.7 acres with a shopping center constructed thereon ("Fairview Parcel"),(ii) if acquired by Property LP 2, Newport Plaza, located in Howe Township, Perry County, Pennsylvania, consisting of approximately 12 acres with a shopping center constructed thereon ("Newport Parcel") and (iii) if acquired by Property LP 3, Halifax Plaza, located in Halifax Township, Dauphin County, Pennsylvania, consisting of approximately 8.5 acres with a shopping center constructed thereon ("Halifax Parcel"). "Project" means any one of the parcels in the Projects.

          "Property LP 1" means Fairview Plaza Associates, LP, a Delaware limited partnership.

          "Property LP 2" means Newport Plaza Associates, LP, a Delaware limited partnership.

          "Property LP 3" means Halifax Plaza Associates, LP, a Delaware limited partnership.

          "Property LP 1 Certificate" means the certificate of limited partnership dated December 16, 2002 filed pursuant to the Act forming Property LP 1.

          "Property LP 2 Certificate" means the certificate of limited partnership, as amended and approved by the Partners, and filed pursuant to the Act forming Property LP 2.

          "Property LP 3 Certificate" means the certificate of limited partnership, as amended and approved by the Partners, and filed pursuant to the Act forming Property LP 3.

          "Property Partnerships" means, collectively, Property LP 1, Property LP 2 and Property LP 3.

          "Property Partnership Interests" means 100% of the partnership interests in the Property Partnerships.

          "Property Partnership Agreement" shall mean the partnership agreement for Property LP 1 dated as of the date hereof and the partnership agreements for Property LP 2 and Property LP 3 each to be entered into by the Partnership upon

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acquisition of, respectively, the Newport Parcel and the Halifax Parcel, as the
same may be amended with Preferred Partner's written consent.

          "Regulations" means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar, substitute proposed or final Regulations.

          "Regulatory Allocations" has the meaning assigned to it in Section 9.4(d).

          "Removal Event" has the meaning assigned to such term in Section 4.4.

          "Residual Sharing Ratios" means the percentages in which Partners participate in distributions arising from Capital Proceeds after prior distributions as more particularly set forth in Section 8.2. The initial Residual Sharing Ratios of the Partners are as follows:

                          Developer Partner  49.495%
                          Preferred Partner  50.505%

          The above Residual Sharing Ratios are based on the acquisition of solely the Fairview Parcel. It is contemplated that after the acquisition of all of the Projects that the initial Residual Sharing Ratios of the Partners will be as follows:

                          Developer Partner  29.293%
                          Preferred Partner  70.707%

          The Residual Sharing Ratios are subject to change as set forth in
Section 4.4.

          "Sharing Ratios" means the percentages in which the Partners participate in, and bear, certain Partnership items specified in this Agreement. The initial Sharing Ratios of the Partners are as follows:

                          Developer Partner  49.495%
                          Preferred Partner  50.505%

          The Sharing Ratios are subject to change as set forth in Section 4.4.

          "Transfer" means, with respect to a particular property, right or interest, the assignment, sale, transfer, pledge, disposition, hypothecation, mortgage, pledge or the grant of a lien or security interest in such right or interest (or any part thereof), whether voluntarily,

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involuntarily or by operation of law, and whether for consideration or no consideration.

          "12.5% IRR Threshold" means the amount which must have been received by a Partner in order that the Partner will have (a) received the return of all of its Capital Contributions and (b) achieved a 12.5% Internal Rate of Return.

          "12.5% Internal Rate of Return" means, with respect to a Partner, a 12.5% cumulative rate of return on such Partner's investment in the Partnership, which shall be satisfied as of a given date when the difference between (a) the present value (defined hereinafter) of the Partner's Capital Contributions to the Partnership, less (b) the present value of distributions to such Partner from the Partnership pursuant to Sections 8.1 and 8.2, equals zero. The present value of all such distributions and Capital Contributions shall be calculated by discounting such amounts monthly (on the last day of each month) from the date such distribution or Capital Contribution was made, back to the date (the "Initial Date") the Partner made its Initial Capital Contribution, using a monthly discount rate of 0.9864%. For example, a Partner shall have received a 12.5% Internal Rate of Return upon its receipt of a cumulative amount of distributions that cause (a) the present value as of the Initial Date of the Partner's Capital Contributions, discounted monthly at a rate of 0.9864% from the date of each such Capital Contribution (it being understood that the Capital Contribution made by a Partner on the Initial Date shall have a present value equal to the amount of such Capital Contribution), reduced by (b) the present value (as of the Initial Date) of the aggregate of all distributions to such Partner, discounted monthly (on the last day of each month) at a rate of 0.9864% from the date of each such distribution, to equal zero. The Internal Rate of Return shall be calculated on the basis of the actual number of days elapsed over a 365 or 366-day year, as the case may be.

                                    ARTICLE 2

                      ORGANIZATIONAL MATTERS; PURPOSE; TERM

     Section 2.1. Formation of Partnership. The Partnership has been organized as a Delaware limited partnership by filing the Certificate under the Act.

     Section 2.2. Name. The name of the Partnership shall be Fairport Associates, L.P., and all Partnership business must be conducted in that name or such other name as the General Partner and the Preferred Partner approve.

     Section 2.3. Registered Office; Registered Agent; Principal Office. The registered office and the registered agent of the Partnership shall be as specified in the Certificate or as designated by the General Partner with the Preferred Partner's approval. The principal office of the

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Partnership shall be at c/o SKR Brentway, 44 South Bayles Avenue, Suite 304,
Port Washington, New York 11050, or at such other location as the General Partner and the Preferred Partner approve.

     Section 2.4. Foreign Qualification. Before the Partnership conducts business in any jurisdiction other than Delaware, the General Partner shall cause the Partnership to comply with all requirements necessary to qualify the Partnership as a foreign limited partnership in that jurisdiction. At the request of the General Partner, each Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Partnership as a foreign limited liability Partnership in all jurisdictions in which the Partnership may conduct business.

         Section 2.5. Purpose and Scope; Actions Consistent with Certificate. The purposes and scope of the Partnership's activities are strictly limited to acquiring, maintaining, owning, leasing, and selling the Property Partnership Interests; financing the foregoing activities; and performing all other activities reasonably necessary or incidental to the furtherance of such purposes. The Partnership shall not take any action inconsistent with the Certificate and, to the extent of any inconsistencies between this agreement and the provisions of the Certificate, provisions of the Certificate shall control. The Partnership shall conduct its business at all times so as to comply with the requirements of the Certificate.

         Section 2.6. Term. The Partnership shall commence on the effective date of the Certificate and shall terminate on January 31, 2038, unless sooner dissolved as herein provided.

                                    ARTICLE 3

                     PARTNERSHIP; DISPOSITIONS OF INTERESTS

     Section 3.1. Partners. The initial Partners of the Partnership are the Preferred Partner and the Developer Partner, each of which is admitted to the Partnership as a Partner as of the date hereof.

     Section 3.2. Dispositions of Partnership Interests.

          (a) General Restriction. Property Partnership Interests may not be Transferred. No Partner may Transfer all or any portion of its Partnership Interest, except with the consent of the other Partner or as permitted in Sections 3.2(b) or 3.2(c). Any attempted Transfer of all or any portion of a Partnership Interest, other than in strict accordance with this Section 3.2, shall be void. Except as permitted in Sections 3.2(b) or 3.2(c), a Person to whom a Partnership Interest is

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Transferred may be admitted to the Partnership as a Partner only with the consent of the other Partner, which may be given or withheld in the other Partner's sole and absolute discretion. In connection with any Transfer of a Partnership Interest or any portion thereof, and any admission of an assignee of a Partnership Interest as a Partner, the Partner making such Transfer and the assignee shall furnish the other Partner with such documents regarding the Transfer as the other Partner may reasonably request (in form and substance reasonably satisfactory to the other Partner), including a copy of the Transfer instrument, a ratification by the assignee of this Agreement (if the assignee is to be admitted as a Partner), a legal opinion that the Transfer complies with applicable federal and state securities laws, and a legal opinion that the Transfer will not result in the Partnership's termination under Section 708 of the Code. For purposes hereof, a Transfer shall be deemed to have occurred with respect to a Partner's Partnership Interest upon any Transfer of an interest in that Partner or in any entity which directly or indirectly controls such Partner.

          (b) Permitted Transfers of Developer Partner. The Developer Partner may Transfer all or a portion of its Partnership Interest (direct or indirect) with the consent of Preferred Partner, such consent not to be unreasonably withheld, to any Affiliate of the Developer Partner (in which Developer Partner owns at least a 51% interest) or to an Affiliate of Cedar Income Fund Partnership, L.P. (in which Cedar Income Fund Partnership, L.P., directly or indirectly, owns at least a 51% interest) and, at the election of the Developer Partner, upon any such Transfer that transferee shall be admitted as a Partner. Transfers of interest in the Developer Partner may also be made (without Preferred Partner's consent) to Affiliates of Developer Partner or Cedar Income Fund Partnership, L.P. so long as not more than 49% of such interests, in the aggregate, are Transferred and Preferred Partner receives prior written notice thereof. Transfers of interests in Cedar Income Fund Partnership, L.P. may be made at any time without Preferred Partner's consent.

          (c) Permitted Transfers of Preferred Partner. The Preferred Partner may Transfer all or a portion of its Partnership Interest (1) to any Affiliate of Kimco Realty Corporation (in which Kimco Realty Corporation holds directly or indirectly at least a 40% interest and Kimco Realty Corporation (or an entity 100% controlled directly or indirectly by Kimco Realty Corporation) retains management authority over the Partnership Interest and also retains the right to give all required consents permitted to be given by the Preferred Partner hereunder) and, at the election of the Preferred Partner, upon any such Transfer that transferee shall be admitted as a Partner or (2) without ceasing to be a Partner, to any other Person so long as the Preferred Partner retains management authority over such Partnership Interest and the right to give all required consents permitted to be given by the Preferred Partner hereunder.


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     Section 3.3. Creation of Additional Partnership Interests. Additional
Partnership Interests may be created and issued to existing Partners or to other Persons, and such other Persons may be admitted to the Partnership as Partners, with the approval of the General Partner and the Preferred Partner, on such terms and conditions as the General Partner and the Preferred Partner may determine at the time of admission. The General Partner may reflect the admission of any new Partners or the creation of any new class or group of Partner in an amendment to this Agreement which shall be valid if executed by the General Partner and Preferred Partner.

     Section 3.4. Resignation; Redemption. A Partner may not resign or withdraw from the Partnership without the consent of the other Partners. A Partnership Interest may not be redeemed or purchased by the Partnership without the written consent of the Preferred Partner.

     Section 3.5. Information. In addition to the other rights specifically set forth in this Agreement, each Partner is entitled to the following information under the circumstances and conditions set forth in the Act: (a) true and full information regarding the status of the business and financial condition of the Partnership; (b) promptly after becoming available, a copy of the Partnership's federal, state and local income tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Partner and General Partner; (d) a copy of this Agreement, the Partnership's certificate of formation, and all amendments to such documents; (e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and (f) other information regarding the affairs of the Partnership to which that Partner is entitled pursuant to Section 17-305 of the Act (including all Partnership books and records). Under no circumstances shall any information regarding the Partnership or its business be kept confidential from any Partner.

     Section 3.6. Liability to Third Parties. No Partner shall be liable for the debts, obligations or liabilities of the Partnership.

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

                                    ARTICLE 4

             MANAGEMENT OF PARTNERSHIP AND THE PROPERTY PARTNERSHIPS

     Section 4.1. Management.

          (a) General Partner; Property Partnerships. The Developer Partner shall initially be the sole General Partner. The General Partner shall manage the affairs of the Partnership and make all decisions with regard thereto, except where (1) the Preferred Partner's approval is required under this Agreement or (2) the approval of any of the Partners is expressly required by a non-waivable provision of applicable law. The Preferred Partner shall have sole authority to enforce any agreement between the Partnership (or the Property Partnerships) and the Developer Partner (or its Affiliates) and to make all determinations on behalf of the Partnership (or the Property Partnerships) with respect thereto, which determinations shall be reasonably made. The Partnership shall at all times own 99% of the Property Partnership Interests. Neither the Partnership nor the General Partner shall have any authority to (a) admit any additional partners into the Property Partnerships or (b) Transfer (or cause to be Transferred) any of the Property Partnership Interests, in each case without the written consent of the Preferred Partner. The General Partner shall at all times be a special purpose entity having no assets (other than its interest in the Partnership) and no liabilities (other than those associated with the Partnership).

          (b) Actions Requiring Approval of the Preferred Partner. Neither the General Partner nor the Partnership may take any action described below (the "Major Decisions"), or approve of either of the Property Partnerships taking any action described below, unless it has been approved in writing by the Preferred Partner and General Partner (and any such action taken without Preferred Partner's written consent shall be null and void):

               (1) Any sale, transfer, exchange, mortgage, financing, hypothecation or encumbrance (except as otherwise provided in this Agreement) of all or any part of a Project or any Property Partnership Interests, or any lease of an entire Project; however, the General Partner may make (or approve) incidental sales, exchanges, conveyances, or transfers of Partnership or Property Partnership personalty or fixtures in the ordinary course of business if such transaction, together with all other such transactions in the calendar year in question, involves property having a value or sales price of less than $25,000 in the aggregate. The Partners approve the assumption by the Partnership of the Mortgage Loan and the Partners approve the execution by the Partnership of any document necessary to evidence or secure the obligation of the Partnership to assume, repay and secure the Mortgage Loan. Notwithstanding the foregoing, if the Developer Partner or any

Affiliate of the Developer Partner is the General Partner, no sale, transfer or exchange of a Project shall be permitted prior to and including January 31, 2008.

               (2) Intentionally Omitted.

               (3) Determination of the terms and conditions of all borrowings of the Partnership and the Property Partnerships and the identity of the lender thereof; guaranty the debt of any other Person, or permit the Partnership or the Property Partnerships to incur any debt or other obligations other than Approved Loans or trade payables with respect to the Project. The Preferred Partner has approved the Mortgage Loan as a permitted borrowing of the Property Partnerships. Notwithstanding the provisions of Sections 4.1(b)(1), 4.1(b)(3) and 4.1(b)(7), the General Partner may at any time, without the consent of the Preferred Partner, cause the Property Partnerships to refinance the Mortgage Loan or any other Approved Loan with an institutional lender on terms no less favorable than those in effect at the time of the refinance, so long as (a) Preferred Partner receives notice of such refinancing at least thirty (30) days prior to closing and also receives copies of all loan document drafts prior to closing and (b) such refinancing does not require payment of any prepayment premium, yield maintenance fee or similar fee to the existing lender (which, when considered together with all other terms of such refinancing, would result in overall terms less favorable than those in effect at the time of such refinance).

               (4) Making any expenditure or incurring any obligation by or for the Partnership or a Property Partnership, or approving any such expenditure or obligation to be made or incurred by the Property Partnerships, in excess of 120% of the amount set forth therefor on an Operating Budget; however, if emergency repairs to a Project are necessary to avoid imminent danger of injury to the Project or to an individual, the General Partner may cause the Property Partnerships to make such expenditures as may be necessary to alleviate such situation and shall promptly notify the Preferred Partner in writing of the event giving rise to such repairs and the actions taken with respect thereto.

               (5) Requiring Additional Capital Contributions (other than Additional Capital Contributions required to be made pursuant to Section 6.2).

               (6) Approval of the execution of any lease of any part or all of a Project, the form of lease agreements, guidelines for minimum rental rates, minimum and maximum length of lease terms, brokerage commissions, credit standing of tenants, and approval of any lease amendments which extend the lease term by more than one year (unless the right to extend is set forth in the lease), reduce the rent or give a tenant additional rights or options; notwithstanding the foregoing, the

Property Partnerships shall be permitted (without the consent of Preferred Partner) to execute leases and lease amendments that (i) meet the Lease Parameters and (ii) are on a form of lease or lease amendment that has been approved by the Preferred Partner. The Partnership may also execute lease amendments without the written consent of the Preferred Partner if the lease amendment does not extend the lease term by more than one year.

               (7) Approval of property manager, leasing agents, management agreements, construction contracts, and brokerage agreements for a Project; insurance coverages, the underwriters thereof and claims related thereto; zoning changes, reciprocal operating agreements, cross-easement agreements and similar agreements; annual Operating Budgets, including the amount of reserves for capital improvements, replacements and purchases, tenant improvements, and leasing commissions included in such Operating Budget; material modifications of any of the foregoing; and all matters relating to a Project's compliance with environmental, health, access, and other laws, if and to the extent that any of the foregoing agreements or actions to be entered into or taken by the Partnership shall be outside the ordinary course of business of the Partnership (unless approval of a particular matter is required by another express term of this Agreement), although General Partner shall provide Preferred Partner with copies of any of the foregoing items before finalizing such items whether or not Preferred Partner's approval is required; and provided further that all insurance coverages shall comply with insurance required by any Mortgage Loan and all liability policies shall name Preferred Partner as an additional insured.

               (8) Using or referencing in any way the name of, or any affiliation with, the Preferred Partner or any of its Affiliates in any advertising.

               (9) Taking of any legal action (including the filing of any bankruptcy or insolvency proceeding by or an behalf of the Partnership or the Property Partnerships), except approval of a Property Partnership initiating action to collect rentals and other amounts payable to the Property Partnerships under leases and other occupancy agreements affecting the Project and evicting tenants and terminating the leases of tenants who are in default under their leases and defending against tenant claims and liability claims for which the Partnership or the Property Partnerships maintain insurance (except that the Property Partnerships may not terminate any lease of a tenant who is not in default under its lease without the Preferred Partner's written consent).

               (10) Filing of any petition or consenting to the filing of any petition that would subject the Partnership or a Property Partnership to a Bankruptcy.

               (11) Entering into, or permitting a Property Partnership to, enter into any agreement with the Developer Partner or an Affiliate of the Developer Partner.

               (12) Merging or consolidating the Partnership, or permitting a Property Partnership to merge or consolidate, with or into any Person, or dissolving, terminating or liquidating the Partnership or a Property Partnership.

               (13) Amend or terminate any of the Certificates, or amend or terminate a Property Partnership Agreement.

               (14) Permit a Property Partnership to enter into any leases (or amendments of leases) of the Project or undertake any other activity if the rent from Project leases would (assuming the Preferred Partner were the sole owner of a Project) fail to qualify as "rents from real property" (as such term is defined in ss. 856 of the Code) or would subject Preferred Partner or Kimco Realty Corporation to taxes under sections 857 or 4981 of the Code. For example, a "percentage rent" or other provision in a lease providing for payment of a portion of rent based on the income or profits of a tenant, unless such clause is based on a fixed percentage or percentages of gross receipts or gross sales, would be prohibited unless consented to by the Preferred Partner. (Such a percentage rent clause may be based upon gross receipts or sales in excess of a fixed dollar amount, but only if (i) the fixed dollar amount does not depend in whole or in part on the income or profits of the tenant, and (ii) the percentage and the fixed amount must be fixed at the time the lease is executed and may not be renegotiated during the term of the lease).

               (15) Permit a Property Partnership to approve a sublease at a Project having any percentage rent clauses, other than percentage rent clauses complying with the immediately preceding subparagraph 14.

               (16) Engage directly in construction activities without using an independent contractor or independent subcontractors (for example, construction of tenant improvements) without the written consent of the Preferred Partner, unless the costs of such construction activities are within the Approved Budget or are otherwise approved by the Preferred Partner.

               (17) Permit the Partnership or a Property Partnership to increase, modify, consolidate, prepay, or extend any Approved Loan. Notwithstanding the provisions of Sections 4.1(b)(1), 4.1(b)(3) and 4.1(b)(7), the General Partner may at any time, without the consent of the Preferred Partner, cause a Property Partnership to refinance the Mortgage Loan or any other Approved Loan with an institutional lender on terms no less favorable than those in effect at the time of the refinance, so long as (a) Preferred Partner receives notice of such refinancing at least thirty (30) days prior to closing and also receives copies of all loan document drafts prior to closing and (b) such refinancing does not require payment of any prepayment premium, yield maintenance fee or similar fee to the existing lender (which, when considered together with all other terms of such refinancing, would result in overall terms less favorable than those in effect at the time of such refinance).

               (18) Make any loans to a Property Partnership, any Partner, any Affiliate of a Partner, or any other party.

               (19) Cause the Partnership or a Property Partnership to make any distribution of property in kind to any Partner.

               (20) Change the nature of the business conducted by the Partnership or any of the Property Partnerships.

               (21) Take any action inconsistent with the Certificates.

          (c) Obligations of the General Partner. The General Partner shall discharge its duties in a good and proper manner as provided for in this Agreement. The General Partner, on behalf of the Partnership, shall in good faith use all reasonable efforts to implement all Major Decisions approved by the Preferred Partner, enforce agreements entered into by the Partnership, and conduct the ordinary business and affairs of the Partnership in accordance with good industry practice and this Agreement. The General Partner shall not delegate any of its rights or powers to manage and control the business and affairs of the Partnership without the prior written consent of the Preferred Partner.

          (d) Operating Budgets. The Partnership and the Property Partnerships shall operate under an annual Operating Budget, a draft of which shall be prepared and submitted by the General Partner to the Preferred Partner for approval. After a draft annual Operating Budget has been approved, the General Partner shall use diligent good faith efforts to implement the Operating Budget on behalf of each Property Partnership and may cause the Property Partnerships to incur the expenditures and obligations therein provided. Within 45 days after the date hereof the General Partner shall prepare and submit to the Preferred Partner for approval a proposed Operating Budget for the period beginning with the anticipated acquisition date of the first Project (and within 45 days of the acquisition of the other two Projects if acquired in the year 2003) and ending on December 31, 2003. If an Operating Budget is not approved by the Preferred Partner by the acquisition date of any of the Projects, the General Partner may incur commercially reasonable expenses to operate such Project; however, no expenditures shall be made for capital items, to Affiliates of the Developer Partner (other than payment of the Management Fee in accordance with the Property Management Agreement), or in excess of $10,000 without the approval of the Preferred Partner. Thereafter, the General Partner shall deliver to the Preferred Partner for approval a proposed Operating Budget for each calendar year by November 1 of the preceding calendar year. Provided that the Preferred Partner receives the proposed Operating Budget for each calendar year by November 1 of the preceding calendar year, together with all supporting information necessary for the Preferred Partner to review the Operating Budget, the Preferred Partner will approve, reject, or provide changes to the Operating Budget by December 15 of the year in which the proposed Operating Budget was submitted to the Preferred Partner. If an Operating Budget for any calendar year has not been approved by January 1 of that year, the Partnership shall continue to operate under the Operating Budget for the previous year with such adjustments as may be necessary to reflect deletion of non-recurring expense items set forth on the previous Operating Budget and increased insurance costs, taxes, utility costs, and debt service payments; however, no payments or reimbursements to the Developer Partner or any of its Affiliates (other than payment of the management fee in accordance with the previous Operating Budget and reimbursements to the Property General Partner for out-of-pocket expenses incurred in connection with a Project and in accordance with the previous Operating Budget) nor capital expenditures (other than deposits into the Capital Reserve) shall be made by the Partnership or the Property Partnerships for that year until an Operating Budget for such year is approved, unless the Preferred Partner specifically consents thereto in writing. Notwithstanding anything to the contrary set forth in this Section 4.1(d), although the General Partner shall be required to submit an annual Operating Budget to the Preferred Partner, the General Partner shall only be required to obtain the Preferred Partner's consent to or approval of such Operating Budget if required under the definition of "Operating Budget".

     Section 4.2. Meetings of Partners.

          (a) Regular Meetings. The Partners shall hold annual meetings after the General Partner submits an Operating Budget to the Preferred Partner for its review, to discuss the Projects, and to discuss such other matters regarding Partnership business as the Partners may elect. Any such meeting may be held by phone with the written consent of the Preferred Partner.

          (b) Special Meetings. Special meetings of the Partners may be called by the General Partner or by the Preferred Partner at any time by delivering at least two-business days' prior notice thereof to the other Partner to discuss such matters regarding Partnership business as the Partners may elect. Any such meeting may be held by phone with the written consent of the Preferred Partner.

          (c) Procedure. Each Partnership meeting shall be held at the principal place of business of the Partnership, unless the Partners otherwise agree. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, unless such Person attends the meeting for the purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. A Person may vote at such meeting by written proxy executed by that Person and delivered to a General Partner or Partner. A proxy shall be revocable unless it is stated to be irrevocable. Any action required or permitted to be taken at such meeting may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the General Partner and the Partners that would be necessary to take the action at a meeting at which all Partners were present and voted. Any meeting may take place by means of telephone conference, video conference, or similar communication equipment by means of which all Persons participating therein can hear each other.

     Section 4.3. Intentionally Omitted.

     Section 4.4. Removal of General Partner. The General Partner may be removed by the Preferred Partner as provided herein under the following circumstances (each, which is not cured by the Developer Partner within the period set forth herein, a "Removal Event"):

          (a) A Transfer in violation of Section 3.2(a) occurs, or CIF-Fairview Plaza Associates, LLC ceases at any time to be the sole general partner of Property LP 1, or CIF-Newport Plaza Associates, LLC ceases at any time to be the sole general partner of Property LP 2, or CIF-Halifax Plaza Associates, LLC ceases at any time to be the sole general partner of Property LP 3, or a Transfer of any Property Partnership Interests occurs, or Developer Partner or any general partner of a Property Partnership (1) commits a criminal act (which has an adverse effect on the Partnership, a Property Partnership or the Preferred Partner), (2) misapplies any funds derived from the Project, including security deposits, insurance proceeds or condemnation awards, which action has an adverse effect on the Partnership, a Property Partnership or the Preferred Partner; (3) commits fraud, misrepresentation, gross negligence or willful misconduct (which has an adverse effect on the Partnership, a Property Partnership or the Preferred Partner); (4) fails to maintain insurance as required by this Agreement or to pay or provide for payment of any taxes or assessments affecting a Project provided that funds are available to the Partnership with which to do so (which has an adverse effect on the Partnership, a Property Partnership or the Preferred Partner); or (5) intentionally damages or destroys the Project, or any part thereof not covered by insurance.

          (b) Failure of the Developer Partner to make Additional Capital Contributions so that the outstanding aggregate amount of all unpaid Additional Capital Contributions of the Developer Partner exceed $600,000 (for purposes hereof any Additional Capital Contribution made by a Default Loan to the Developer Partner shall constitute a failure to make such Additional Capital Contribution by Developer Partner).

          (c) Bankruptcy of the Partnership or of any of the Property Partnerships.

          (d) The liquidation or dissolution of the General Partner.

          (e) Bankruptcy of the General Partner (a "Bankruptcy Removal Event").

          (f) The occurrence of a material default by an Affiliate of the Developer Partner under any management or other service contract between the Partnership (or a Property Partnership) and an Affiliate of the Developer Partner and the General Partner's failure within thirty (30) days of the giving of notice thereof by the Preferred Partner to the Developer Partner to cause such contract to be terminated and replaced with a contract with a non-affiliated third party.

          (g) A Major Decision is made or taken without Preferred Partner's written consent (and, in the case of Major Decisions specified in clauses (2), (4), (6), (7), (9) or (16) taken without Preferred Partner's written consent, there is an adverse effect to either the Partnership or Preferred Partner as a result of the action so taken).

          (h) The Partnership fails to make a distribution to Preferred Partner as and when required pursuant to Sections 8.1 or 8.2.

          (i) The material breach by Developer Partner of a covenant set forth in this Agreement, the breach of which is not otherwise specified in this
Section 4.4.

          If Preferred Partner shall have reasonably determined that a Removal Event has occurred, Preferred Partner shall give written notice thereof to Developer Partner together with a detailed specification of the claimed Removal Event and the circumstances thereof. If such Removal Event shall be reasonably susceptible of cure, Developer Partner shall have the right to cure such Removal Event within the thirty (30) day period following receipt of notice thereof from the Preferred Partner. Notwithstanding anything in this paragraph to the contrary, however, (i) no cure rights shall be available with respect to Removal Events specified in Sections 4.4(a)(1), (2), (3) and (5) and Section 4.4(c) or
(e) and (ii) if the notice is given by Preferred Partner with respect to a Removal Event specified in Section 4.4(a)(4) or 4.4(h) the cure period shall be 5 business days. If Developer Partner shall fail to cure such Removal Event within such thirty (30) day period, then, subject to the rights of Developer Partner and Preferred Partner to cause such matter to be submitted to arbitration, the Preferred Partner may remove Developer Partner as the General Partner, in which event (i) the Preferred Partner may appoint itself or an Affiliate of the Preferred Partner, or a third party, as General Partner. If the Removal Event arises because of an event specified in Sections 4.4 (a)(1), (2), (3) or (5), 4.4(g) (which has an adverse effect on the Partnership, a Property Partnership or Preferred Partner), or 4.4(h), the Preferred Partner may at any time elect (by written notice to the Developer Partner) to purchase the Partnership Interest of the Developer Partner for a purchase price equal to the difference between (A) the lesser of (i) an amount which the Developer Partner would receive if the Project were sold for its fair market value (less Imputed Closing Costs), or (ii) the unreturned Capital Contributions of the Developer Partner, less (B) all damages and costs incurred by the Partnership or the Property Partnerships in connection with such Removal Event.

          The fair market value of the Project shall be determined by the Preferred Partner and the Developer Partner (or its representative) within 30 days after the Preferred Partner elects to purchase such Partnership Interest. If such Persons are unable to agree on the fair market value of the Project, the Preferred Partner, by notice to the Developer Partner (or its representative), may require the determination of the fair market value to be made by an independent appraiser specified in that notice. If the Person receiving that notice objects to the independent appraiser designated therein within ten days after it receives such notice and the Preferred Partner and such Person fail to agree on an independent appraiser, then either may request that the New York City, New York office of the American Arbitration Association (the "AAA") designate an independent appraiser, in which case the selection of the appraiser by the AAA shall be binding on the parties. The determination of the selected appraiser shall be final and binding on all parties. The Partnership shall pay the cost of the appraisal. The closing of such transaction shall occur within 30 days after the purchase price for the Partnership Interest in question is finally determined.

          If Preferred Partner desires to remove Developer Partner as the General Partner because a Removal Event has occurred, then either the Developer Partner or the Preferred Partner shall have the right to require (by written notice to the other Partner) that the issue of whether or not a Removal Event has occurred be submitted to binding arbitration. The sole parties to such arbitration shall be the Developer Partner and Preferred Partner. The sole issues to be submitted to and determined by such arbitration is whether or not a Removal Event has occurred, or, if a Removal Event has occurred, whether mitigating factors exist sufficient to allow Developer Partner to remain as the General Partner notwithstanding the occurrence of such Removal Event (and in the case of any election by the Preferred Partner to purchase the Developer Partner's Partnership Interest (if applicable), whether mitigating factors exist sufficient to deny the Preferred Partner the right to exercise such election). The arbitration shall be handled in the following manner:

               (i) The matter shall be submitted to binding arbitration in New York City, New York in accordance with the rules of the AAA then in effect, except as otherwise set forth in this Agreement. A single arbitrator (not affiliated with any firm or organization providing services to either party or their Affiliates) shall be selected.

               (ii) Each party shall have the right to take limited discovery, which shall in all event be completed within 60 days of the date arbitration has been requested by either party, unless the other party shall fail to cooperate in the taking of such discovery.

               (iii) The matter shall be decided based on briefs and affidavits submitted to the arbitrator, and without any testimony of live witnesses, unless the arbitrator desires in its sole discretion to have a hearing with witnesses.

               (iv) The decision of the arbitrator shall be final and non-appealable.

               (v) Each party shall pay (x) its own attorneys' fees and costs in submitting the matter to arbitration and (y) 50% of the fees of the arbitrator. The losing party shall reimburse the prevailing party for any AAA filing fees paid by the prevailing party and any arbitration order shall so state the foregoing.

               (vi) If the arbitrator decides that a Removal Event has occurred without mitigating factors, the arbitrator shall enter an order (x) declaring that a Removal Event has occurred, and (y) with the prevailing party's consent, declaring that the Developer Partner shall cease to be the General Partner of the Partnership and Preferred Partner (or its designee) shall be the new managing Partner. The arbitrator shall have the power to order injunctive relief consistent with the foregoing.

               (vii) The arbitrator shall not have any power to enter any damage award except as specified in subsection (e) above.

               Even if the parties elect to proceed to arbitration concerning whether or not a Removal Event has occurred, either Partner shall be permitted to pursue other remedies (at law or equity) permitted by this Agreement for breach by the other Partner of its obligations hereunder.

               If the Developer Partner fails to make Additional Capital Contributions in the aggregate amount of $300,000, then from and after such date the Developer Partner's Residual Sharing Ratio shall be automatically changed to 20% and the Preferred Partner's Residual Sharing Ratio shall be automatically changed to 80%. For every $2,000 in Additional Capital Contributions in excess of $300,000 which the Developer Partner fails to make, the Developer Partner's Residual Sharing Ratio shall be decreased by .1% and the Preferred Partner's Residual Sharing Ratio shall be increased by .1% (for example, if the Developer Partner fails to make Additional Capital Contributions aggregating $400,000, the Developer Partner's Residual Sharing Ratio shall decrease to 15% and the Preferred Partner's Residual Sharing Ratio shall be increased to 85%), except that the Developer Partner's Residual Sharing Ratio shall never be reduced below 10%. At such time as the aggregate unpaid Additional Capital Contributions of the Developer Partner equal or exceed $600,000, the Preferred Partner may at any time elect (by written notice to the Developer Partner) to purchase the Partnership Interest of the Developer Partner for a purchase price equal to the difference between (A) the lesser of (i) an amount which the Developer Partner would receive if the Project were sold for its fair market value (less Imputed Closing Costs), or (ii) the unreturned Capital Contributions of the Developer Partner, less (B) all damages and costs incurred by the Partnership in connection with the Developer Partner's failure to so make such Additional Capital Contributions. In such event fair market value shall be determined as set forth in this section 4.4.

               If the Developer Partner is ever removed as the General Partner, the Developer Partner shall have all rights of a limited partner specified in the Act.

     Section 4.5. Reimbursement of Expenses. Each Partner shall be reimbursed for all out-of-pocket expenses actually incurred by it directly in conjunction with the business and affairs of the Partnership or the Property Partnerships (including travel costs, telephone costs, and similar expenses, but excluding any salary expenses, employee expenses, and administrative expenses even if such excluded expenses are incurred in connection with (or allocable to) Partnership business), to the extent set forth on an Operating Budget or as otherwise approved in writing by the Preferred Partner. Upon request, the General Partner shall provide reasonable supporting verification to the other Partners for all expenditures for which any reimbursement is requested. The General Partner shall at all times cause each Property Partnership to maintain insurance in amounts required by the Mortgage Loan provided that there are funds available to the Partnership with which to do so and if there are no such funds to do so General Partner shall give immediate written notice to Preferred Partner (but if the cost thereof exceeds by more than 10% the budgeted amount therefor in an Operating Budget, the Developer Partner shall notify Preferred Partner in writing before paying the cost thereof).

     Section 4.6. Compensation of General Partner. Except for expense reimbursements set forth in Section 4.5, no compensatory payment shall be made by the Partnership to the General Partner or any Partner for the services to the Partnership or the Property Partnerships of such General Partner, Partner or any Partner or employee of such Partner.

     Section 4.7. Transactions with Affiliates.

          (a) General. When any service or activity to be performed on behalf of the Partnership is performed by an Affiliate of a Partner, the fee payable for such service or activity shall not exceed the fee which would be payable by the Partnership to an unaffiliated third party of comparable standing providing the same services.

          (b) Termination of Agreements with Affiliates. If the Developer Partner is removed as General Partner as a result of the occurrence of a Removal Event, then the Partnership may terminate all agreements with Developer Partner's Affiliates without penalty or fee, and all such agreements must contain a provision that allows for the exercise of the right of termination under this Section 4.7(b). The Preferred Partner may enforce this provision on behalf of the Partnership.

     Section 4.8. Property Management Agreement. Property LP 1 is contemporaneously entering into a separate Property Management Agreement and Property LP 2 and Property LP 3 will each enter into a separate Property Management Agreement soon hereafter but no later than the date such Property Partnership acquires its respective Project (collectively, the "Management Agreements") with Brentway Management LLC ("Property Manager"), an Affiliate of the Developer Partner, under which Property Manager shall manage and lease each Project. Each Management Agreement will provide that Property Manager shall be paid fees more particularly set forth in the Management Agreement. Each Property Partnership Agreement may provide that the General Partner or an Affiliate shall also be entitled to a fee on a sale or refinancing equal to .75% of the sale price or refinance amount, as the case may be, subject to a total cap on fees to third parties and the General Partner or its Affiliate of 1.5% (for example, if an outside broker's fee is 1.5%, no fee shall be payable to the General Partner or its Affiliate).

     Section 4.9. Indemnification; Reimbursement of Expenses; Insurance. To the fullest extent permitted by the Act: the Partnership shall hold harmless, indemnify and defend the General Partner from all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of the General Partner's counsel, which arise, result from or relate to any threatened, pending or completed action, suit or proceeding ("Proceeding"), relating to the ownership or operation of the Projects or the business of the Partnership (other than claims and liabilities excluded below), including, without limitation, expenses incurred by the General Partner (1) in advance of the final disposition of any Proceeding to which such General Partner was, is or is threatened to be made a party, and (2) in connection with its as a witness or other participation in any Proceeding. The foregoing indemnity shall also extend to any Affiliate of the General Partner (including Cedar Income Fund Partnership, L.P. and Cedar Income Fund Ltd.) which may execute an environmental indemnity in favor of the holder of the Mortgage Loan such that such Affiliate shall be reimbursed by the Partnership (prior to distributions to Partners) for any amount paid on account of such environmental indemnity. The foregoing indemnity shall also extend to any brokerage commissions or finder's fees claimed by any broker or other party against the General Partner in connection with the Project, or any of the transactions contemplated by this Agreement. The Partnership shall indemnify and advance expenses to an Officer, employee or agent of the Partnership to the same extent and subject to the same conditions under which it may indemnify and advance expenses to General Partners under the preceding sentence. The provisions of this Section 4.9 shall not be exclusive of any other right under any law, provision of the Certificate or this Agreement, or otherwise. Notwithstanding the foregoing, this indemnity shall not apply to actions constituting gross negligence, willful misconduct or bad faith, or involving a breach of this Agreement, but shall apply to actions constituting simple negligence. The Partnership may purchase and maintain insurance to protect itself and any General Partner, officer, employee or agent of the Partnership, whether or not the Partnership would have the power to indemnify such Person under this Section 4.9. This indemnification obligation shall be limited to the assets of Partnership and no Partner shall be required to make a Capital Contribution in respect thereof.

     Section 4.10. Other Business Activities. Subject to the other express provisions of this Agreement, each Partner, General Partner, Officer or Affiliate thereof may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in direct or indirect competition with the Partnership or the Property Partnerships, with no obligation to offer to the Partnership or any other Partner, General Partner or Officer the right to participate therein or to account therefor. The Partnership may transact business with any Partner, General Partner, Officer or Affiliate thereof, subject to the approval rights of the Preferred Partner described herein, provided the terms of those transactions are no less favorable than those the Partnership could obtain from unrelated third parties. Each Partner and its Affiliates has numerous ownership interests in other real estate projects and neither Partner shall be required to offer any business opportunity or interest to the Partnership.

     Section 4.11. Indemnification of Preferred Partner. The Partnership shall indemnify, defend and hold Preferred Partner harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of Preferred Partner's counsel, arising in connection with (1) any investigative, administrative, mediation, arbitration, or judicial proceeding, commenced or threatened at any time against Preferred Partner (whether or not the Partnership is a party thereto), in any way related to the execution, delivery or performance of this Agreement or to the Projects, and (2) any proceeding instituted by the seller of a Project against Preferred Partner (whether or not the Partnership is a party thereto), and (3) any brokerage commissions or finder's fees claimed by any broker or other party against Partnership or Preferred Partner in connection with the Projects, or any of the transactions contemplated by this Agreement. Preferred Partner shall not be entitled to indemnification to the extent any of the foregoing are caused solely by the Preferred Partner's gross negligence or willful misconduct. This indemnification obligation shall be limited to the assets of Partnership and no Partner shall be required to make a Capital Contribution in respect thereof.

                                    ARTICLE 5

                            ACCOUNTING AND REPORTING

     Section 5.1. Fiscal Year, Accounts, Reports.

          (a) The fiscal year of the Partnership and of each of the Property Partnerships shall be the calendar year.

          (b) The books of account of the Partnership and of each of the Property Partnerships shall be kept and maintained (at Partnership expense) by the General Partner on an accrual basis in accordance with GAAP. The Partnership and the Property Partnerships shall report their operations for tax purposes on an accrual basis. The General Partner shall prepare a reconciliation of such books and records to cash receipts and disbursements. The books of account shall be kept at the principal place of business of the Partnership, and shall at all times be available for inspection by the Partners. All distributions of Net Cash Flow and Capital Proceeds shall be accompanied by income statements prepared by the General Partner setting forth in detail the calculation of the amount of each such distribution.

          (c) The General Partner shall, at Partnership expense, furnish to the Partners (1) on or before the 30th day after the end of each calendar quarter, an unaudited statement setting forth and describing in reasonable detail the receipts and expenditures of the Partnership and the Property Partnerships during the preceding month and comparing the results of operations of the Partnership for such month and for the year to date to the appropriate Operating Budget, (2) on or before 90 days after the end of each fiscal year, a balance sheet of the Partnership and of each of the Property Partnerships dated as of the end of such fiscal year, a statement of the Partners' Capital Accounts, Default Capital Contribution Balances, Default Capital Contribution Preferred Return Balances, Additional Capital Contribution Balances, Additional Capital Contribution Preferred Return Balances, Initial Capital Contribution Balances, and Initial Capital Contribution Preferred Return Balances, a statement of Net Cash Flow, and a statement setting forth the Profits and Losses for such fiscal year, audited by an independent firm of certified public accountants as selected by the General Partner and approved by the Preferred Partner (the Preferred Partner hereby approves Ernst & Young, LLP as the initial certified public accounting firm for the Partnership), and unaudited statements of the foregoing for the prior calendar year shall be sent to the Partners within 60 days following the end of each calendar year, and (3) from time to time, all other information relating to the Partnership and the Property Partnerships and the business and affairs of each, reasonably requested by any Partner.

          (d) Each Partner, at its expense, may at all reasonable times during usual business hours audit, examine, and make copies of or extracts from the books of account records, files, and bank statements of the Partnership and of each of the Property Partnerships. Such right may be exercised by any Partner, or by its designated agents or employees.

     Section 5.2. Bank Accounts. The General Partner shall open and maintain (in the name of the Partnership) a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured, up to the applicable limits, by an agency of the United States government, in which shall be deposited all funds of the Partnership.

     Section 5.3. Financial Accounting Matters. The method by which the financial statements of the Partnership and each of the Property Partnerships shall be prepared (including the allocation of all revenues and expenses, including depreciation, to the respective Partner's Capital Accounts) shall be such reasonable method as is employed by the General Partner for other properties of which it shall be the owner or the general partner or managing Partner thereof.

                                    ARTICLE 6

                              CAPITAL CONTRIBUTIONS

     Section 6.1. Initial Capital Contributions. The Developer Partner has contributed cash of $848,080 to the Partnership on the date hereof and, subject to the mutual agreement of the Partners, will contribute, cash in an amount sufficient to fund the acquisition of the Halifax Parcel and the Newport Parcel (approximately $275,000 to $280,000 in the aggregate unless otherwise agreed to by the Partners; the funds required for the acquisition of each Project shall be contributed on the date the respective Project is acquired), which funds shall constitute the Developer Partner's Initial Capital Contribution.

     The Preferred Partner has contributed cash of $1,520,000 to the Partnership on the date hereof, and subject to the mutual agreement of the Partners, will contribute, cash in an amount sufficient to fund the acquisition of the Halifax Parcel and the Newport Parcel (not in excess of $2,220,000 unless otherwise agreed to by the Partners; the funds required for the acquisition of each Project shall be contributed on the date the respective Project is acquired), which funds shall constitute the Preferred Partner's Initial Capital Contribution.

     The Initial Capital Contributions shall be contributed by the Partnership with respect to each Project to the respective Property Partnerships, simultaneous with acquisition of such Project.

     Section 6.2. Additional Capital Contributions. After the Initial Capital Contributions have been made, each Partner shall make Capital Contributions to the Partnership in proportion to their respective Capital Sharing Ratios as may be approved by the General Partner and the Preferred Partner for the conduct of the Partnership's business, maintenance of its assets, and discharge of its liabilities. The Partners shall be required to make (without the approval of the Partners) additional Capital Contributions (in proportion to their respective Capital Sharing Ratios) needed to permit the Property Partnerships to pay regularly scheduled payments on the Mortgage Loan or to pay costs set forth on an Operating Budget (to the extent that Operating Revenues are insufficient to pay debt service or such budgeted costs). From time to time as the Partnership requires funds to conduct its business, General Partner (with the consent of the Partners (if required)) or the Preferred Partner (to the extent that the approval of the Partners is not required pursuant to the immediately preceding sentence and the General Partner fails to notify the Partners of a required Capital Contribution), shall notify the Partners of the amount of funds required, the use and purpose of such funds, and each Partner's required contribution amount. Those Partners obligated to contribute capital at that time shall fund the amount called for within 30 days after notice is given. Each additional contribution made under this Section 6.2 is an "Additional Capital Contribution". No Partner shall, however, be personally obligated to make Additional Capital Contributions to the Partnership and the recourse of one Partner against another for failure to so make an Additional Capital Contribution are limited to those remedies set forth in this Agreement.

     Section 6.3. Failure to Make Contributions.

          (a) Any Partner which fails to timely contribute all or any portion of any required Initial Capital Contribution or Additional Capital Contribution shall be considered a "Delinquent Partner." The Partnership may, upon notice to a Delinquent Partner, exercise either one of the following remedies:

               (1) permit the non-Delinquent Partners which elect to do so, in proportion to their respective Capital Sharing Ratios or in such other percentages as they may agree (the "Lending Partners," whether one or more), to advance that portion of the Capital Contribution that is in default, as a loan (a "Default Loan") with the following results:

                    (A) the sum thus advanced shall constitute a loan to the Delinquent Partner,

                    (B) such loan and all interest accruing thereon under subsection (C) hereof shall be due 10 years after the date of the loan;

                    (C) the loan shall bear interest at the Interest Rate from the date made until the date fully repaid;

                    (D) all Partnership distributions and other payments that otherwise would be made to the Delinquent Partner (whether before or after dissolution of the Partnership) under this Agreement (including those under Articles 12 and 13) shall be paid to the Lending Partners until the loan and all interest accrued thereon is paid in full (with all such payments being applied first to accrued and unpaid interest and then to principal);

                    (E) payment of the loan shall be secured by a security interest in the Delinquent Partner's Partnership Interest as set forth in
Section 6.3(b); and

                    (F) the Lending Partners may, in addition to the other rights granted herein, take such action as they may deem appropriate to obtain payment of the loan at the expense of the Delinquent Partner; or

               (2) permit the non-Delinquent Partner to elect (A) not to make its share of the requested Capital Contribution, in which case any portion of its share of such requested Capital Contribution already contributed to the Partnership shall be returned to it or (B) to contribute its share of the requested Capital Contribution and none or any portion of the Delinquent Partner's Capital Contribution, in which case, all Capital Contributions made by the non-Delinquent Partner in respect of the requested Capital Contribution (including the non-Delinquent Partner Capital Contribution in respect thereof) shall constitute "Default Capital Contributions" by the non-Delinquent Partner.

          No Partner nor any of its Affiliates shall be personally liable for making of any required Initial Capital Contribution or Additional Capital Contribution and recourse against a Partner for failure to make an Additional Capital Contribution shall be limited as set forth in this Section 6.3.

          If the Developer Partner is a Delinquent Partner, then exercise of the foregoing remedies by the Partnership shall be determined by the Preferred Partner in its sole discretion and not by the General Partner.

          (b) Each Partner hereby grants to the other Partner and the Partnership, equally and ratably, a security interest in its Partnership Interest to secure performance of its obligations to repay a Default Loan when due and payable hereunder (collectively, the "Secured Obligations"). Upon any default in the Secured Obligations, the Persons to whom such obligations are owed (each, a "Secured Party") shall have all the rights and remedies of a secured party under the Uniform Commercial Code with respect to the security interest granted herein, and the proceeds arising from any foreclosure of the security interest herein granted may be applied to attorneys' fees and expenses incurred by the Secured Party in exercising such rights and remedies. Each Partner authorizes the other Partner and/or the Partnership to file all such financing statements and other instruments as may be required to evidence or perfect the security interest provided for herein. This Agreement may serve as the necessary financing statement, or the General Partner and/or the Lending Partner may execute and file a financing statement naming the other Partner as debtor and the other Partner hereby authorizes the General Partner and/or the Lending Partner to file such financing statements and other instruments as may be necessary to evidence or perfect (or continue the perfection of) the security interest herein granted.

     Section 6.4. Return of Contributions. Except as expressly provided herein, no Partner shall be entitled to (a) the return of any part of its Capital Contributions, (b) any interest in respect of any Capital Contribution, or (c) the fair market value of its Partnership Interest in connection with a withdrawal from the Partnership or otherwise. Unrepaid Capital Contributions shall not be a liability of the Partnership or of any Partner. No Partner shall be required to contribute or lend any cash or property to the Partnership to enable the Partnership to return any Partner's Capital Contributions to the Partnership.

     Section 6.5. Partner Loans. If the Partnership shall have insufficient cash to pay its obligations, any Partner, with the approval of the Preferred Partner and the General Partner, may advance such funds for the Partnership on such terms and conditions as the lending Partner, the Preferred Partner, and the General Partner may determine. Each such advance shall constitute a loan from such Partner to the Partnership and shall not constitute a Capital Contribution.

     Section 6.6. Balances. The Partnership's books and records shall contain entries indicating the type and amount of Capital Contributions made to the Partnership and the Preferred Return thereon.

                                    ARTICLE 7

                              THIRD PARTY FINANCING

     Section 7.1. Initial Financing. The Partnership approves borrowing by the Property Partnerships pursuant to the Mortgage Loan. Each loan comprising the Mortgage Loan will be secured by first-priority mortgage liens on each Project. General Partner shall deliver (or cause to be delivered to Preferred Partner) to the Preferred Partner all notices, correspondence, and information delivered by the holder (or servicer) of the Mortgage Loan to the Property Partnerships and/or the Partnership.

                                    ARTICLE 8

                                  DISTRIBUTIONS

     Section 8.1. Distribution of Net Cash Flow. The Net Cash Flow for each calendar quarter shall (subject to Section 6.3 which requires certain prior distributions to a Lending Partner) be distributed to the Partners on or before the 10th day following the end of each calendar quarter in the following order of priority:

          (a) first, to the Partners in proportion to and in payment of their respective Default Capital Contribution Preferred Return Balances until their respective Default Capital Contribution Preferred Return Balances have been reduced to zero;

          (b) next, to the Partners in proportion to and in payment of their respective Additional Capital Contribution

Preferred Return Balances until their respective Additional Capital Contribution Preferred Return Balances have been reduced to zero;

          (c) next, to the Preferred Partner in payment of its Preferred Return on its Initial Capital Contribution until its Initial Capital Contribution Preferred Return Balance has been reduced to zero;

          (d) next, to the Developer Partner in payment of its Preferred Return on its Initial Capital Contribution until its Initial Capital Contribution Preferred Return Balance has been reduced to zero;

          (e) next, to the Preferred Partner until distributions pursuant to this Section 8.1(e) in a given calendar year equal $40,000 (except that such $40,000 amount is based on the acquisition of solely the Fairview Parcel and shall increase from $40,000 to $100,000 upon the acquisition of the Halifax Parcel and the Newport Parcel); and

          (f) next, to the Partners proportionally in accordance with their respective Sharing Ratios.

     Section 8.2. Distribution of Capital Proceeds. Capital Proceeds of the Partnership shall (subject to Section 6.3 which requires certain prior distributions to a Lending Partner) be distributed to the Partners within 10 days following receipt by the Partnership of such Capital Proceeds, in the following order of priority:

          (a) first, to the Partners in proportion to and in payment of their respective Default Capital Contribution Preferred Return Balances until their respective Default Capital Contribution Preferred Return Balances have been reduced to zero;

          (b) next, to the Partners in proportion to and in return of their respective Default Capital Contributions until their respective Default Capital Contribution Balances have been reduced to zero;

          (c) next, to the Partners in proportion to and in payment of their respective Additional Capital Contribution Preferred Return Balances until their respective Additional Capital Contribution Preferred Return Balances have been reduced to zero;

          (d) next, to the Partners in proportion to and in return of their respective Additional Capital Contributions until their respective Additional Capital Contribution Balances have been reduced to zero;

          (e) next, to the Preferred Partner until its Initial Capital Contribution Balance has been reduced to zero;

          (f) next, to the Preferred Partner until all distributions to the Preferred Partner pursuant to Sections 8.1 and 8.2 have satisfied the 12.5% IRR Threshold with respect to the Preferred Partner;

          (g) next, to the Developer Partner until its Initial Capital Contribution Balance has been reduced to zero;

          (h) next, to the Developer Partner until all distributions to the Developer Partner pursuant to Sections 8.1 and 8.2 have satisfied the 12.5% IRR Threshold with respect to the Developer Partner; and

          (i) next, to the Partners in accordance with their respective Residual Sharing Ratios.

     Section 8.3. Statements. All distributions of Net Cash Flow and Capital Proceeds shall be accompanied by income statements setting forth in detail the calculation of the amount of each such distribution.

     Section 8.4. Adjustment to Certain Balances. If and to the extent that the Loyal Plaza Preferred Partner receives a payment pursuant to the Payment Agreement of Priority Preferred Return Payments (as defined in the Payment Agreement), then the amount of any such distributions to the Loyal Plaza Preferred Partner shall be deemed to reduce (but not below $0) the Preferred Partner's Initial Capital Contribution Preferred Return Balance by such amount. If and to the extent that the Loyal Plaza Preferred Partner receives a payment pursuant to the Payment Agreement of Priority Capital Proceeds Payments (as defined in the Payment Agreement) pursuant to the Payment Agreement, then such payments shall be deemed to first reduce (but not below $0) the Preferred Partner's Default Capital Contribution Balance; then be deemed to reduce (but not below $0) the Preferred Partner's Additional Contribution Balance; and then be deemed to reduce (but not below $0) the Preferred Partner's Initial Capital Contribution Balance.

                                    ARTICLE 9

                 CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX MATTERS

     Section 9.1. Capital Accounts.

          (a) Establishment and Maintenance. A separate capital account ("Capital Account") will be maintained for each

Partner in accordance with Regulations 1.704-1(b)(iv). The General Partner shall establish and maintain a single Capital Account for each Partner which reflects each Partner's Capital Contributions to the Partnership. Each Capital Account shall also reflect the allocations and distributions made pursuant to Article 8 and otherwise be adjusted in accordance with Code Section 704 and the principles set forth in Treasury Regulations Sections 1.704-1(b) and 1.704-2. In applying such principles, any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 704(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) shall be allocated among the Partners in proportion to their respective Capital Sharing Ratios. The Partners intend that the Partnership be treated as a partnership for tax purposes.

     The Capital Accounts will be adjusted as follows:

               (1) Each Partner's Capital Account will be credited with the Partner's Capital Contributions, the Partner's distributive share of Profits, any items in the nature of income or gain that are specially allocated to the Partner under Sections 9.4(c), 9.4(d), or 9.4(e), and the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner.

               (2) Each Partner's Capital Account will be debited with the amount of cash and the Gross Asset Value of any Partnership property distributed to the Partner under any provision of this Agreement, the Partner's distributive share of Losses, any items in the nature of deduction or loss that are specially allocated to the Partner under Sections 9.4(c), 9.4(d) or 9.4(e), and the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership.

          (b) Initial Capital Accounts. The initial Capital Account balance of each Partner equals the amount of cash contributed by each Partner as its Initial Capital Contribution, which balances have been determined in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

          (c) Transfer. If any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

          (d) Modifications by General Partner. The provisions of this Section
9.2 and the other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions and the Regulations. The General Partner may, with the consent of the Preferred Partner, modify the manner in which the Capital Accounts are maintained under this Section 9.2 to comply with those provisions and the Regulations, as well as upon the occurrence of events that might otherwise cause this Agreement not to comply with those provisions and the Regulations; however, without the unanimous consent of all Partners, the General Partner may not make any modification to the way Capital Accounts are maintained if such modification would have the effect of changing the amount of distributions to which any Partner would be entitled during the operation, or upon the liquidation, of the Partnership.

     Section 9.2. Adjustment of Gross Asset Value. "Gross Asset Value", with respect to any asset, is the adjusted basis of that asset for federal income tax purposes, except as follows:

          (a) The initial Gross Asset Value of any asset contributed (or deemed contributed under Regulations Section 1-708-1(b)(1)(iv) by a Partner to the Partnership will be the fair market value of the asset on the date of the contribution, as determined by the General Partner and the Preferred Partner.

          (b) The Gross Asset Values of all assets will be adjusted to equal the respective fair market values of the assets, as determined by the General Partner and the Preferred Partner, as of (1) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution, (2) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership, and (3) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

          (c) The Gross Asset Value of any asset distributed to any Partner will be the gross fair market value of the asset on the date of distribution as approved by General Partner and Preferred Partner.

          (d) The Gross Asset Values of assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this Section 9.2 to the extent that the General Partner determines that an adjustment under Section 9.2(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 9.2(d).

          (e) After the Gross Asset Value of any asset has been determined or adjusted under Section 9.2(a), 9.2(b) or 9.2(d), Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

     Section 9.3. Profits, Losses and Distributive Shares of Tax Items.

          (a) Profits (other than from Capital Transactions). Except as otherwise provided in Sections 9.3(d), 9.3(e) and 9.3(f), and except as otherwise provided in Article 10 (relating to allocation of Profits upon dissolution), Profits for any taxable year (other than those arising from a Capital Transaction) shall be allocated to the Partners in the following manner:

               (1) first, to the Partners in proportion to distributions of Default Preferred Returns made to the Partners during such taxable year until the Partners have been allocated an amount under this Section 9.3(a)(1) equal to amounts distributed during such taxable year to the Partners pursuant to Section 8.1(a);

               (2) next, to the Partners in proportion to distributions of Preferred Return on their Additional Capital Contributions made to the Partners during such taxable year until the Partners have been allocated a cumulative amount under this Section 9.3(a)(2) equal to amounts distributed during such taxable year to the Partners pursuant to Section 8.1(b);

               (3) next, to the Partners in proportion to distributions made to the Partners during such taxable year of Preferred Return on their Initial Capital Contributions, until the Partners have been allocated an amount under this Section 9.3(a)(3) equal to amounts distributed to the Partners pursuant to Sections 8.1(c) and 8.1(d);

               (4) next, to Preferred Partner until it has been allocated an amount under this Section 9.3(a)(4) equal to amounts distributed to Preferred Partner during such calendar year pursuant to Section 8.1(e); and

               (5) next, to the Partners in accordance with their respective Sharing Ratios.

          (b) Profits (from Capital Transactions). Except as otherwise provided in Sections 9.3(c), 9.3(d), 9.3(e) and 9.3(f), and except as otherwise provided in Article 10 (relating to allocation of Profits upon dissolution), Profits for any taxable year arising from a Capital Transaction shall be allocated to the Partners in the following manner:

               (1) first, to the Partners in proportion to their respective Default Preferred Returns distributed to the Partners during such taxable year until they have been allocated an amount under this Section 9.3(b)(1) equal to amounts distributed during such taxable year to the Partners pursuant to Section 8.2(a);

               (2) next, to the Partners in proportion to their respective Preferred Return on their respective Additional Capital Contributions distributed to the Partners during such taxable year until they have been allocated an amount under this Section 9.3(b)(2) equal to amounts distributed during such taxable year to the Partners pursuant to Section 8.2(c);

               (3) next, to the Partners in proportion to distributions made to the Partners during such taxable year pursuant to Sections 8.2(f) and 8.2(h) inclusive until the Partners have been allocated an amount under this Section 9.3(b)(3) equal to the amounts distributed during such taxable year to the Partners pursuant to Sections 8.2(f) and 8.2(h) inclusive; and

               (4) next, to the Partners proportionally in accordance with their respective Residual Sharing Ratios.

          (c) Losses. Except as otherwise provided in Sections 9.3(d), 9.3(e), and 9.3(f), Losses for any taxable year shall be allocated in the following manner:

               (1) First, to the Partners in proportion to their respective adjusted Capital Account balances, but not in excess of the adjusted Capital Account balance of each such Partner before the allocation provided for in this
Section 9.3(c)(1); and

               (2) thereafter, to the Partners with positive Capital Account balances (in proportion to such balances) to the extent further allocations of Losses to a Partner under this Section 9.3(c) would cause such Partner to have an Adjusted Capital Account Deficit.

          (d) Special Allocations. The following special allocations will be made in the following order and priority before allocations of Profits and
Losses:

               (1) Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any taxable year or other period for which allocations are made, before any other allocation under this Agreement, each Partner will be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain during such year determined in accordance with Regulations

Section 1.704-2(g)(2). The items to be allocated will be determined in accordance with Regulations Sections 1.704(2)(f)(6) and 1.704-2(j)(2). This
Section 9.3(d)(1) is intended to comply with the Partnership Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

               (2) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section 9.3 (other than Section 9.3(d)(1) which shall be applied first), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain with respect to a Partner Nonrecourse Debt during any taxable year or other period for which allocations are made, any Partner with a share of such Partner Nonrecourse Debt Minimum Gain (determined under Regulations Section 1.704-2(i)(5)) as of the beginning of the year will be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Partner's share of the net decrease in the Partner Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated will be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 9.3(d)(2) is intended to comply with the Partner Nonrecourse Debt Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

               (3) Qualified Income Offset. A Partner who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Partnership income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible.

               (4) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Partners in proportion to their respective Capital Sharing Ratios.

               (5) Partner Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

               (6) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2(iv)(m).

          (e) Curative Allocations. The allocations set forth in Section 9.3(d) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. The Regulatory Allocations may effect results which would be inconsistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is authorized to divide other allocations of Profits, Losses, and other items among the Partners, to the extent that they exist, so that the net amount of the Regulatory Allocations and the special allocations to each Partner is zero. The General Partner will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Regulations.

          (f) Tax Allocations--Code Section 704(c). For federal, state and local income tax purposes, Partnership income, gain, loss, deduction or expense (or any item thereof) for each fiscal year shall be allocated to and among the Partners to reflect the allocations made pursuant to the provisions of this
Section 9.3 for such fiscal year. In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, solely for tax purposes, will be allocated among the Partners so as to take account of any variation between the adjusted basis to the Partnership of the property for federal income tax purposes and the initial Gross Asset Value of the property (computed in accordance with Section 9.2). If the Gross Asset Value of any Partnership asset is adjusted under Section 9.2(b), subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Regulations. Any elections or other decisions relating to allocations under this Section 9.3(f) will be made in any manner that the General Partner determines reasonably reflects the purpose and intention of this Agreement as consented to by the Partners. Allocations under this Section 9.3(f) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

          (g) Reporting. Partners shall be bound by the provisions of this
Section 9.3(g) in reporting their shares of Partnership income and loss for income tax purposes.

     Section 9.4. Tax Returns. The General Partner shall cause to be prepared and filed (but no filing shall be made until the Preferred Partner has approved in writing such tax returns) all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 9.5. Each Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable such income tax returns to be prepared and filed.

     Section 9.5. Tax Elections. The following elections shall be made on the appropriate returns of the Partnership:

          (a) to adopt the calendar year as the Partnership's fiscal year;

          (b) to adopt the accrual method of accounting and to keep the Partnership's books and records on the accrual method;

          (c) if there is a distribution of Partnership property as described in section 734 of the Code or if there is a transfer of a Partnership interest as described in section 743 of the Code, upon written request of any Partner, to elect, pursuant to section 754 of the Code, to adjust the basis of Partnership properties; and

          (d) to elect to amortize the organizational expenses of the Partnership ratably over a period of 60 months as permitted by section 709(b) of the Code.

          No election shall be made by the Partnership or any Partner to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

          Section 9.6. Tax Matters Partner. The Partner serving as General Partner shall be the "tax matters partner" of the Partnership pursuant to section 6231(a)(7) of the Code. As tax matters partner, such Partner shall take such action as may be necessary to cause each other Partner to become a "notice partner" within the meaning of section 6223 of the Code. Such Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within ten days after becoming aware thereof and, within such time, shall forward to each other Partner copies of all significant written communications it may receive in such capacity. Such Partner shall not take any action contemplated by sections 6222 through 6232 of the Code without the consent of the Preferred Partner. This provision is not intended to authorize such Partner to take any action left to the determination of an individual Partner under sections 6222 through 6232 of the Code.

     Section 9.7. Allocations on Transfer of Interests. All items of income, gain, loss, deduction, and credit allocable to any interest in the Partnership that may have been transferred shall be allocated between the transferor and the transferee based upon the closing of the books method, unless the transferor and transferee otherwise agree.

     Section 9.8. Sharing of Partnership Nonrecourse Debt. Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership and the Property Partnerships within the meaning of Regulations Section 1.752-3(a), the Partners' interests in Partnership profits are in proportion to their Residual Sharing Ratios.

     Section 9.9. Intent of Allocations. The parties intend that the foregoing tax allocation provisions of this Article 9 shall produce final Capital Account balances of the Partners such that distributions made in accordance with Section 10.2(c)(2) (after unpaid loans and interest thereon, including those owed to Partners have been paid) are made in accordance with final Capital Account balances. To the extent that the tax allocation provisions of this Article 9 would fail to produce such final Capital Account balances, (i) such provisions shall be amended by the General Partner (with the Preferred Partner's written consent) if and to the extent necessary to produce such result and (ii) taxable income and taxable loss of the Partnership for prior open years (or items of gross income and deduction of the Partnership for such years) shall be reallocated by the General Partner among the Partners (with the Preferred Partner's written consent) to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deduction for the current year and future years, as approved by the General Partner and Preferred Partner. This Section 9.9 shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

                                   ARTICLE 10

              WITHDRAWAL, DISSOLUTION, LIQUIDATION, AND TERMINATION

     Section 10.1. Dissolution, Liquidation, and Termination Generally. The Partnership shall be dissolved (but not prior to payment in full of the Mortgage
Loan) upon the first to occur of any of the following:

          (a) the first day of the first taxable year of the Partnership following the taxable year in which occurs the sale or disposition of all of the assets of the Partnership or the Property Partnerships and the receipt, in cash, of all consideration therefor unless all the Partners elect not to dissolve the Partnership;

          (b) the determination of the General Partner and the Preferred Partner to dissolve the Partnership; or

          (c) the occurrence of any event which, as a matter of law, requires that the Partnership be dissolved (other than a Bankruptcy of a Partner which shall not dissolve the Partnership).

     Section 10.2. Liquidation and Termination. Upon dissolution of the Partnership, unless it is continued as provided above, the General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; however, if the Partnership is dissolved because of an event occurring with respect to the General Partner, the liquidator shall be one or more Persons selected in writing by the other Partner. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein. The costs of liquidation shall be a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner hereunder. The steps to be accomplished by the liquidator are as follows:

          (a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by Ernst & Young, LLC or such other firm of certified public accountants as is acceptable to the Preferred Partner of the Partnership's assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

          (b) the liquidator shall pay all of the debts and liabilities of the Partnership or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

          (c) all remaining assets of the Partnership shall be distributed to the Partners as follows:

               (1) the liquidator may sell any or all Partnership property and the sum of (A) any resulting gain or loss from each sale plus (B) the fair market value of such property that has not been sold shall be determined and (notwithstanding the provisions of Article 9) income, gain, loss, and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) shall be allocated among the Partners to the extent possible to cause the Capital Account balance of each Partner to equal the amount distributable to such Partner under Article 8; and

               (2) after Capital Accounts have been adjusted for all distributions under Article 8 and all allocations of Profits and Losses under Sections 9.3, 9.9 and Section 10.2(c)(1), Partnership property shall be distributed in accordance with Section 8.2.

Notwithstanding anything to the contrary, in the event the Partnership is "liquidated" within the meaning of Regulations ss. 1.704-1(b)(2)(ii)(g), liquidating distributions shall be made pursuant to this Section 10.2 by the end of the taxable year in which the Partnership is liquidated, or, if later, within ninety (90) days after the date of such liquidation. Distributions pursuant to the preceding sentence may be made to a trust for the purpose of an orderly liquidation of the Partnership by the trust in accordance with the Act.

     Section 10.3. Deficit Capital Accounts. No Partner shall be required to pay to the Partnership, to any other Partner or to any third party any deficit balance which may exist from time to time in the Partner's capital account.

     Section 10.4. Cancellation of Certificate. On completion of the distribution of Partnership assets, the Partner (or such other person as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to
Section 2.5, and take such other actions as may be necessary to terminate the existence of the Partnership.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

     Section 11.1. Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served by
(a) depositing the same in the United States mail addressed to the party to be notified, postpaid and certified with return receipt requested, (b) by delivering such notice in person to such party, or (c) by prepaid telegram, telex, or telecopy. By giving written notice thereof, each Partner shall have the right from time to time to change its address pursuant hereto. Notices shall be given to the parties at the following addresses:

If to Developer Partner:  Cedar Bay Income Fund Partnership, L.P.
                          c/o Cedar Bay Realty Advisors
                          44 South Bayles Avenue
                          Port Washington, New York 11050
                          Attention: Mr. Leo S. Ullman

with a copy to:           c/o Cedar Bay Realty Advisors
                          44 South Bayles Avenue
                          Port Washington, New York 11050
                          Attention: General Counsel

If to Preferred Partner:  c/o Kimco Realty Corporation
                          3333 New Hyde Park Road
                          New Hyde Park, NY 11042
                          Attention: Mr. Michael Pappagallo

with a copy to:           Stephen M. Lyons III, Esq.
                          Reed Smith LLP
                          2500 One Liberty Place
                          Philadelphia, PA 19103

     Section 11.2. Governing Law. This Agreement and the obligations of the Partners hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each Partner submits to the jurisdiction of the state and federal courts in the State of Delaware.

     Section 11.3. Entireties; Amendments. This Agreement and its exhibits constitute the entire agreement between the Partners relative to the formation of the Partnership. Except as otherwise provided herein, no amendments to this Agreement shall be binding upon any Partner unless set forth in a document duly executed by such Partner.

     Section 11.4. Waiver. No consent or waiver, express or implied, by any Partner of any breach or default by any other Partner in the performance by the other Partner of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligation hereunder. Failure on the part of any Partner to complain of any act or to declare any other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder.

     Section 11.5. Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 11.6. Ownership of Property and Right of Partition. A Partner's interest in the Partnership shall be personal property for all purposes. No Partner shall have any right to partition the property owned by the Partnership or any Subsidiary.

     Section 11.7. Captions, References. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and section headings are for convenience of reference and shall not affect the construction or interpretation of this Agreement. Whenever the terms "hereof", "hereby", "herein", or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Whenever the word "including" is used herein, it shall be construed to mean including without limitation. Any reference to a particular "Article" or a "Section" shall be construed as referring to the indicated article or section of this Agreement unless the context indicates to the contrary.

     Section 11.8. Involvement of Partners in Certain Proceedings. Should any Partner become involved in legal proceedings unrelated to the Partnership's business in which the Partnership is required to provide books, records, an accounting, or other information, then such Partner shall indemnify, defend and hold harmless the Partnership from all liabilities and expenses (including reasonable attorneys' fees and costs) incurred in conjunction therewith.

     Section 11.9. Interest. No amount charged as interest on loans hereunder shall exceed the maximum rate from time to time allowed by applicable law.

     Section 11.10. Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto on different counterparts), each of which will constitute an original, but all of which when taken together shall constitute a single contract. A facsimile signature shall for all purposes be deemed to be an original signature, and either party hereto shall forward to the other party an original signature if required by the other party.

     Section 11.11. Approvals and Consents of Preferred Partner. Whenever under the terms of this Agreement the approval or consent of the Preferred Partner shall be required, the Preferred Partner shall not unreasonably withhold or condition such approval or consent and such approval or consent shall be deemed given if the Preferred Partner shall not respond to any written request for consent or approval within ten (10) days after the Preferred Partner's receipt of such written request for consent or approval. If the Preferred Partner shall give notice to the Developer within such ten (10) day period that it does not believe the Developer Partner has provided the necessary information or documentation on which Preferred Partner may reasonably make a decision on the matter in question (and shall specify the additional information or documentation required), then the foregoing ten (10) day period shall be extended to the date which is ten (10) days after Developer Partner has provided the Preferred Partner with such additional information or documentation as shall be reasonably required by the Preferred Partner in order to make a decision on the matter in question.

     Section 11.12. Property Partnership Agreements. Whenever the interest of the Developer Partner is purchased under this Agreement, or the Preferred Partner is obligated to purchase the interest of the Developer Partner under this Agreement, the Developer Partner shall cause the general partner of each Property Partnership to cause the general partnership interests of each such general partner to be transferred without further consideration to, or as directed by, Preferred Partner, and the purchase price payable to Developer Partner shall, at the election of Preferred Partner, not be paid to Developer Partner until the general partner of each Property Partnership transfers such general partnership interest to, or as directed by, Preferred Partner.

                                   ARTICLE 12

                                 BUY-SELL OPTION

     Section 12.1. Exercise. At any time (a) after January 31, 2008, or (b) the Partners are unable to agree on a Major Decision (but only a Major Decision involving the sale or financing of a Project or the filing of a bankruptcy petition by the Partnership or a Property Partnership), any Partner may exercise its right to initiate the provisions of this Article 12; however, the Developer Partner may not exercise this right if a Removal Event has occurred and has not been timely cured in accordance with the provisions of Section 4.4. Additionally, if a Removal Event has occurred and is not timely cured in accordance with the provisions of Section 4.4, then the Preferred Partner may initiate the provisions of this Article 12 at any time (which rights are in addition to Preferred Partner's rights under Section 4.4). The Partner desiring to exercise such right (the "Offeror") shall do so by giving notice to the other Partner (the "Offeree") setting forth a statement of intent to invoke the Offeror's rights under this Article 12, stating therein the aggregate dollar amount (the "Valuation Amount") which the Offeror would be willing to pay for the assets of the Property Partnerships as of the Closing Date (defined below) free and clear of all liabilities, and setting forth all oral or written offers and inquiries received by the Offeror during the previous 12-month period relating to the financing, disposition or leasing of the Projects (including proposals for the formation of a new entity for the ownership and operation of the Projects). After receipt of such notice the Offeree shall elect to either
(1) sell its entire Partnership Interest to the Offeror for an amount equal to the amount the Offeree would have been entitled to receive if the Property Partnerships had sold their assets for the Valuation Amount on the Closing Date and the Property Partnerships had immediately paid all of their liabilities and Imputed Closing

Costs and distributed the net proceeds of sale to the Partnership, and the Partnership immediately distributed such proceeds to the Partners in satisfaction of their interests in the Partnership pursuant to Section 10.2, or
(2) purchase the entire Partnership Interest of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive if the Property Partnerships had sold all of their assets for the Valuation Amount on the Closing Date and the Property Partnerships had immediately paid all Partnership liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Partnership, and the Partnership immediately distributed such proceeds to the Partners in satisfaction of their interests in the Partnership pursuant to Section 10.2. The Offeree shall have 30 days from the giving of the Offeror's notice in which to exercise either of its options by giving written notice to the Offeror. If the Offeree does not elect to acquire the Offeror's Partnership Interest within such time period, the Offeree shall be deemed to have elected to sell its interest to the Offeror. Within three business days after an election has been made under this Section 12.1 (whether deemed or otherwise), the acquiring Partner shall deposit with the selling Partner a non-refundable earnest money deposit in the amount of 10% of the amount the selling Partner is entitled to receive for its Partnership Interest under this
Section 12.1, which amount shall be applied to the purchase price at closing; however, if the acquiring Partner should thereafter fail to consummate the transaction, such amount shall be retained by the selling Partner, free of all claims of the other Partner, but shall not constitute a waiver of any rights and remedies otherwise available to the selling Partner because of a default by the acquiring Partner. The acquiring Partner may, in its sole discretion, elect to acquire the other Partner's Partnership Interest in the name of a designee of the acquiring Partner but this shall not relieve the acquiring Partner of its purchase obligations.

     Section 12.2. Closing. The closing of an acquisition pursuant to Sections
12.1 through 12.3 shall be held at the principal place of business of the Partnership on a mutually acceptable date (the "Closing Date") not later than 150 days after Offeree's election. At the Closing of the disposition and acquisition of such interests the following shall occur:

          (a) The selling Partner shall assign to the acquiring Partner or its designee the selling Partner's Partnership Interest in accordance with the instructions of the acquiring Partner, and shall execute and deliver to the acquiring Partner all documents which may be required to give effect to the disposition and acquisition of such interests, in each case free and clear of all liens, claims, and encumbrances, with covenants of general warranty; and

          (b) The acquiring Partner shall pay to the selling Partner the consideration therefor in cash.

     Section 12.3. Enforcement. It is expressly agreed that the remedy at law for breach of the obligations of the Partners set forth in this Article 12 is inadequate in view of (a) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Partner to comply fully with such obligations, and (b) the uniqueness of the Partnership business and the Partners' relationships. Accordingly, each of such obligations shall be, and is hereby expressly made, enforceable by a specific performance.

                                   ARTICLE 13

                              RIGHT OF FIRST OFFER

     Section 13.1. Offers. If after January 31, 2008, either Partner desires to offer the Projects for sale on specified terms or receives from an unaffiliated purchaser a bona fide written cash offer (i.e., not seller financed) for the purchase of the Projects on terms which such Partner desires for the Property Partnerships to accept (such specified terms or bona fide offer being herein called the "Offer"), the Partner desiring to make or accept the Offer (the "Initiating Partner") shall provide notice of the terms of such Offer (the "Sale Notice") to the other Partner (the "Non-Initiating Partner"). The procedures set forth in this Article 13 shall apply only if an Offer is in an amount at least equal to the amount of any indebtedness secured by the Projects plus the aggregate then-existing unreturned Capital Contributions.

     Section 13.2. Response. The Non-Initiating Partner shall have 30 days from the date of receipt of the Sale Notice (the "Response Period") to provide written notice to the Initiating Partner of the Non-Initiating Partner's willingness or unwillingness to accept the Offer or offer the Projects for sale on terms specified in the Offer, as the case may be. If the Non-Initiating Partner fails to deliver such notice within said time period (or fails to deliver any written notice to the Initiating Partner), the Non-Initiating Partner shall be deemed to have consented to the sale of the Projects on the terms of the Offer, provided, however that it the Initiating Partner has proposed the terms of sale (rather than having received a written offer to purchase the Project from an unaffiliated third party), then the Non-Initiating Partner shall have the right to cause the Partnership to obtain an appraisal of the Projects from a licensed appraiser (at the cost of the Partnership), and the Project shall thereafter be marketed for sale by the Initiating Partner at a price no less than the price determined by such appraisal.

          (a) Offer Unacceptable. If the Non-Initiating Partner does not desire for the Property Partnerships to accept the Offer or offer the Projects for sale on terms specified in the Offer (or, in the case of terms of sale proposed by the Initiating Partner, for the sale price subsequently determined pursuant to the appraisal requested by the Non-initiating Partner), as the case may be, the Initiating Partner may elect to sell to the Non-Initiating Partner, in which case the Non-Initiating Partner must purchase, the Initiating Partner's Partnership Interest for an amount equal to the amount that would be distributable to the Initiating Partner if the Property Partnerships had sold the Projects pursuant to the terms of such Offer, immediately paid all of their liabilities and Imputed Closing Costs and distributed the net sales proceeds to the Partnership, and the Partnership immediately distributed such proceeds to the Partners (without any recourse) pursuant to Section 8.2. The Initiating Partner must exercise this option, if at all, by delivering written notice thereof to the Non-Initiating Partner within 30 days after the end of the Response Period (or, if the Non-Initiating Partner has requested an appraisal of the Projects, within thirty (30) days after the completion of the appraisal). The Non-Initiating Partner shall pay the Initiating Partner cash for its Partnership Interest. Closing shall take place on or before as specified in the Sale Notice, but if the Non-Initiating Partner is purchasing the Initiating Partner's Partnership Interest, the Non-Initiating Partner shall have until 150 days after the Sale Notice in which to close. If the Initiating Partner or the Non-Initiating Partner defaults at closing, the non-defaulting party shall have the right to bring suit for damages, for specific performance, or exercise any other remedy available at law or in equity. Upon payment at closing, the Initiating Partner shall execute and deliver all documents reasonably required to transfer the interest being sold. If the Non-Initiating Partner fails to deliver such notice within said time period (or fails to deliver any written notice to the Initiating Partner), the Non-Initiating Partner shall be deemed to have consented to the sale of the Projects on the terms of the Offer.

          (b) Offer Acceptable. If the Non-Initiating Partner consents to the Property Partnerships selling the Projects on the terms of the Offer, then the Initiating Partner shall have authority, on behalf of the Partnership, to cause the Projects to be sold for cash on the terms of the Offer (or better terms) for a period of up to 90 days following the expiration of the Response Period. If the Initiating Partner obtains a bona fide third party contract to sell the Project on the terms of the Offer (or better terms) within such 90-day period, the Initiating Partner shall have an additional period of 120 days after the date of such contract (that is, within 210 days after the Sale Notice) in which to cause the Projects to be sold. If after having received the consent of the Non-Initiating Partner to the sale of the Project on the terms of the Offer, the Initiating Partner is unable to cause the Property Partnerships to obtain a bona fide contract within such 90-day period, or if after having obtained such bona fide contract, Initiating Partner is unable to consummate such sale within 210 days after the Sale Notice, then Initiating Partner must again submit an

Offer to Non-Initiating Partner pursuant to Section 13.1 before it may sell the Project.

                       [signatures continued on next page]

                  Executed effective as of the date above written.

                                    GENERAL PARTNER/DEVELOPER

                                    PARTNER:

                                    CIF-Fairport Associates, LLC, a
                                    Delaware limited liability company

                                    By: Cedar Income Fund
                                        Partnership, LP,
                                        its sole member

                                        By: Cedar Income Fund, Ltd.,
                                            its general partner


                                            By: __________________________
                                                Brenda J. Walker
                                                Vice President

                                    PREFERRED PARTNER:

                                    KIMCO PREFERRED INVESTOR III, INC.,
                                    a Delaware corporation


                                    By:  _____________________________
                                         Name:
                                         Title: